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                                                                      EXHIBIT 11

PRECISION AEROTECH, INC.

SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
THREE MONTHS ENDED OCTOBER 31, 1995 AND 1994
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                   Three Months Ended   Six Months Ended
                                        October 31         October 31
                                   ------------------   -----------------
                                     1995      1994      1995       1994
                                   -------    -------   ------     ------
Net income                         $    62   $   471   $ 1,042    $     6


Earnings per share                 $   .08   $   .60   $  1.32    $   .01


Weighted average number of
shares outstanding                 789,250   789,250   789,250    789,250
                                   =======   =======   =======    =======
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